CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of the Starboard Investment Trust and to the use of our report dated July 30, 2013 on the financial statements and financial highlights of Rx Dynamic Growth Fund, Rx Dynamic Total Return Fund, Rx Dividend Income Fund, Rx Tactical Rotation Fund, Rx High Income Fund, Rx Non Traditional Fund, Rx Premier Managers Fund, Rx Traditional Equity Fund, Rx Traditional Fixed Income Fund, and Rx Tax Advantaged Fund, each a series of shares of beneficial interest of the Starboard Investment Trust.   Such financial statements and financial highlights appear in the May 31, 2013 Annual Report to Shareholders that is incorporated by reference into the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania
September 30, 2013